UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 7, 2006

BRE Properties, Inc.

(Exact name of registrant as specified In Its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, If changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 7, 2006 our board of directors appointed Irving F. “Bud” Lyons, III and Christopher McGurk to the board. The appointment of two new directors, which increases the board to 11 members, is part of an ongoing board succession plan, implemented as several current members near retirement age.

Messrs. Lyons, vice chairman of ProLogis, and McGurk, former vice chairman and chief operating officer of Metro-Goldwyn-Mayer, Inc., or MGM, will serve on the board as independent directors and members of the real estate and audit committees, respectively.

Mr. Lyons joined ProLogis, a global provider of distribution facilities and services, in 1993. Prior to serving as vice chairman, he held the position of chief investment officer for eight years, responsible for the company’s investments and capital deployment strategy. Mr. Lyons was founder and managing partner of King & Lyons, one of the largest industrial real estate developers in the San Francisco Bay area. He holds an MBA from Stanford University’s Graduate School of business and a bachelor’s degree in industrial engineering and operations research from the University of California, Berkeley.

Mr. McGurk served as MGM’s vice chairman and chief operating officer from 1999 to 2005, when the company was sold to a consortium of investors that included Sony Corporation. He was responsible for all corporate and operating divisions of MGM. He also directed the investment of more than $2.5 billion in film and television production, and more than $5 billion in library sales in MGM’s global Home Entertainment and Television distribution businesses. Mr. McGurk earned an MBA from the University of Chicago and a bachelor’s degree from Syracuse University.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: February 9, 2006		/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.